EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2013
THIRD QUARTER RESULTS

•	Strong Profit Performance: Non-GAAP Earnings Per Share of $0.06

•	Front-End Logic, Foundry and Memory Orders Increase

FLANDERS, NEW JERSEY (November 4, 2013) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the third quarter of 2013.

2013 Third Quarter Highlights:

•	Third quarter revenue was $44.0 million, compared to $46.1 million in the 2013 second quarter.

•	Third quarter GAAP net income was $252 thousand, or $0.01 per diluted share; non-GAAP net income was $2.1 million, or $0.06 per diluted share.

•	Gross margins remained strong at 51 percent.

•	Revenue recognized for the second JetStep™ System shipped for advanced packaging lithography.

•
Added the NSX®220 System to the macro defect inspection family. The system provides fast, easy defect inspection for traditional back-end processes in the semiconductor, MEMS and LED packaging and test facilities to achieve productivity at a reduced price point.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “We delivered solid operating results for the third quarter, which were within guidance despite the downturn from Asian subcontractors of high-end smart phones and tablets. We achieved revenue of $44.0 million, gross margins remained strong at 51 percent and we maintained profitability, with non-GAAP earnings per share of $0.06. We believe this is positive testimony to the balance our unique front-end/back-end business model offers.”

Mr. McLaughlin continued, “We are pleased to see the recent strengthening of orders for our front-end metrology solutions for 3D FinFET NAND flash memory technology at 20, 16 and 14 nanometer nodes. We believe this signals a restart of our industry’s front-end growth trajectory and gives us increased confidence for 2014 after the pause experienced in the last couple of quarters.

“2013 has been a year of technological advancement and solid positioning for Rudolph’s future. We have made significant customer inroads with our investments in R&D, resulting in a rich and substantially stronger technology portfolio, which has more than doubled since the global crisis in 2008. Our unique business model targets both front-end and back-end growth markets, and provides us with a broad customer base with a balanced product portfolio across all industry cycles. Back-end business predominantly drove our business in the first half of this year. As the third quarter progressed, back-end customers significantly slowed capital spending as supply chains for smart phones and high-end tablets were realigning to reflect the shift to lower-priced, lower-featured solutions for more price sensitive markets. We see that trend ending in the seasonally slow fourth quarter which tempers our near-term back-end business outlook. Nonetheless, resurgence in front-end customer spending is offsetting that softness in the back-end, and we are forecasting modest overall growth in the fourth quarter.

“Increasingly, the wafer-level-packaging market is gaining more significance in the semiconductor industry, and shows the greatest potential for substantial future growth - and Rudolph is a company highly leveraged to that Advanced Packaging market. Over the last year, we have introduced four new products and technologies in Advanced Packaging, most significantly our newest market entry, the JetStep™ Panel Lithography System. Our vision for Rudolph is to establish the Company as the vendor of choice for advanced packaging inspection, metrology, software and photolithography solutions.”

Mr. McLaughlin concluded, “Looking forward, we expect that 2014 will be a very strong growth year for Rudolph. Our markets will benefit from both cyclical and sector growth, comprised of strong demand for our expanding total package of leading-edge solutions. Most importantly there is considerable earnings leverage in our operating model, and we believe the Company is uniquely positioned to deliver notably more shareholder value in the forthcoming 2014 up-cycle.”

Third Quarter 2013 Financial Results
Third quarter revenue totaled $44.0 million, a 4 percent decrease compared with $46.1 million for the 2013 second quarter. During the third quarter, international sales represented approximately 69 percent of revenue, while domestic sales accounted for 31 percent. In the 2013 second quarter, international sales represented approximately 78 percent of revenue and domestic sales accounted for 22 percent. In the third quarter, revenue from front-end semiconductor customers accounted for approximately 56 percent of revenue and back-end customers accounted for 44 percent.

Gross margin was 51 percent of revenues in both the 2013 third and second quarters and was in line with the Company’s guidance. Both 2013 quarterly gross margins were positively impacted by a favorable product mix which included software revenue above the Company’s target model.

Operating expenses for the third quarter of 2013 totaled $21.2 million, a decrease of $0.2 million from $21.4 million in the 2013 second quarter. R&D expenses for the third quarter totaled $10.5 million, compared with $10.2 million in the 2013 second quarter. S,G&A expenses for the third quarter totaled $10.1 million, compared with $10.5 million in the second quarter of 2013. The decrease in operating expenses was primarily due to lower compensation costs in the quarter, partially offset by an increase in patent litigation costs.

GAAP net income for the third quarter of 2013 was $252 thousand, or $0.01 per diluted share, compared with net income of $759 thousand, or $0.02 per diluted share, for the second quarter of 2013. On a non-GAAP basis, third quarter 2013 net income was $2.1 million, or $0.06 per diluted share, compared to $2.0 million, or $0.06 per diluted share, in the 2013 second quarter.

Balance Sheet Strength
At September 30, 2013, cash and marketable securities totaled $158.6 million, an increase of $0.8 million from $157.8 million at the end of the 2013 second quarter. Accounts receivable decreased to $58.7 million and inventory decreased to $65.9 million as of September 30, 2013. Working capital increased $2.9 million in the quarter, ending at $256.4 million.

Conference Call
Rudolph Technologies will discuss its 2013 third quarter results and other matters on a conference call it is hosting today at 4:30 PM EDT. To access the live conference call, please dial (888) 603-6873 and reference Conference ID#76475806. A live audio webcast will also be available to investors on the Company’s website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
Senior Vice President & CFO
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	September 30, 2013	December 31, 2012
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$158,591	$169,216
Accounts receivable, net	58,733	57,113
Inventories	65,939	57,948
Prepaid and other assets	7,771	4,301
Total current assets	291,034	288,578
Net property, plant and equipment	13,011	11,909
Intangibles	37,006	29,203
Other assets	34,640	34,894
Total assets	$375,691	$364,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$17,575	$15,696
Other current liabilities	17,104	21,352
Total current liabilities	34,679	37,048
Senior convertible notes	51,047	49,010
Other non-current liabilities	13,889	8,037
Total liabilities	99,615	94,095
Stockholders’ equity	276,076	270,489
Total liabilities and stockholders’ equity	$375,691	$364,584

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Revenues	$44,044	$62,152	$131,753	$164,187
Cost of revenues	21,574	29,027	63,894	77,075
Gross profit	22,470	33,125	67,859	87,112
Operating expenses:
Research and development	10,455	10,243	30,372	29,430
Selling, general and administrative	10,054	10,306	30,825	29,419
Amortization	666	523	1,930	1,355
Total operating expenses	21,175	21,072	63,127	60,204
Operating income	1,295	12,053	4,732	26,908
Interest expense, net	1,262	1,125	3,671	3,280
Other expenses (income)	(4)	357	(53)	253
Income before income taxes	37	10,571	1,114	23,375
Provision (benefit) for income taxes	(215)	3,910	(290)	8,506
Net income	$252	$6,661	$1,404	$14,869

Net income per share:

Basic	$0.01	$0.21	$0.04	$0.46
Diluted	$0.01	$0.20	$0.04	$0.45

Weighted average shares outstanding:

Basic	32,897	32,317	32,727	32,183
Diluted	33,426	32,862	33,337	32,788

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

GAAP operating income	$1,295	$12,053	$4,732	$26,908
Non-GAAP adjustments:
Amortization of intangibles	666	523	1,930	1,355
Acquisition related (1)	—	371	—	371
Litigation costs	458	712	977	2,011
Share-based compensation	1,081	992	3,035	3,010
Total non-GAAP adjustments	2,205	2,598	5,942	6,747
Non-GAAP operating income	$3,500	$14,651	$10,674	$33,655

GAAP net income	$252	$6,661	$1,404	$14,869
Total non-GAAP adjustments	2,205	2,598	5,942	6,747
Income tax effect of non-GAAP adjustments (2)	(322)	(905)	(1,630)	(2,351)
Non-GAAP net income	$2,135	$8,354	$5,716	$19,265

Net income per share:
Basic	$0.06	$0.26	$0.17	$0.60
Diluted	$0.06	$0.25	$0.17	$0.59

1) During the three and nine month periods ended September 30, 2012, the Company recorded acquisition related expenses of $0.4 million for inventory written up to fair value in purchase accounting.
2) For the nine month periods ended September 30, 2013 and 2012, the non-GAAP adjustments were taxed at a marginal tax rate of 27.4% and 34.8%, respectively.
####